Exhibit 99.2

Poniard Pharmaceuticals Announces Results of Picoplatin Phase 2 Trial that
Confirm and Extend Survival Benefit in Small Cell Lung Cancer

— Results Presented at 2007 American Society of Clinical Oncology Annual Meeting —

South San Francisco, Calif. (June 3, 2007) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today announced that new picoplatin results confirm and extend the previously announced interim data analysis from the Company’s Phase 2 clinical trial, which demonstrated a survival benefit in patients with recurrent small cell lung cancer (SCLC).  In the updated analysis, efficacy results from 77 evaluable patients showed a median overall survival of 27 weeks with picoplatin.  This compares with a median survival of approximately 17 to 22 weeks for patients who receive other second-line chemotherapy according to the 2007 National Comprehensive Cancer Network practice guidelines.  Picoplatin is currently being evaluated in a pivotal Phase 3 trial in SCLC, which is being conducted under a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA).  The SPEAR (Study of Picoplatin Efficacy After Relapse) trial is enrolling patients who are refractory to, or who have progressed within six months of completing, treatment with first-line platinum-containing chemotherapy (cisplatin or carboplatin).

“Picoplatin extended survival in patients with recurrent small cell lung cancer in this clinical trial and has the potential to be a safe and efficacious adjunct or alternative to topotecan, the only agent approved for this indication,” said John R. Eckardt, M.D., a clinical trial investigator and medical oncologist at The Center for Cancer Care and Research in St. Louis.  “New treatments are urgently needed for platinum-resistant and -refractory SCLC patients because they often experience rapid disease progression and low overall survival following treatment with currently available drugs, which have significant toxicities.”

“The overall survival data from our Phase 2 trial supports our expectation that picoplatin therapy should demonstrate a greater than 50 percent increase in survival compared to best supportive care in our ongoing Phase 3 pivotal trial,” said Jerry McMahon, Ph.D., chairman and CEO of Poniard.  “The picoplatin data generated to date provide a strong rationale to bring this new agent to market to treat SCLC patients who have failed treatment with previous platinum-based therapy.  In addition, the injection of picoplatin once every three weeks is a convenient regimen resulting in manageable myelosuppression and no treatment-related deaths.  This safety profile supports additional studies combining picoplatin with other agents in a first and second-line setting.”

The new picoplatin Phase 2 data were presented today during a poster session at the 43rd Annual Meeting of the American Society of Clinical Oncology (ASCO) at McCormick Place in Chicago.

Phase 2 Study Design and Findings

The open-label, multi-center Phase 2 trial was designed to confirm the clinical activity of picoplatin as second-line therapy in patients with platinum-refractory disease or platinum-resistant or platinum-sensitive disease who had progressed within six months after receiving first-line treatment with a platinum-based chemotherapy, such as cisplatin or carboplatin.  Efficacy endpoints included response rates, progression-free survival, overall survival, improvement in disease-related symptoms and disease control (defined as complete response, partial response and stable disease).  The trial was conducted at clinical sites in North America and Eastern Europe.

In addition to the median overall survival of 27 weeks, results showed that the disease control rate was 48 percent in the 77 evaluable patients.  This is similar to that observed with currently available treatments.  At the time of the analysis, there had been 54 deaths from disease progression among the 77 patients.  The most common side effects were hematologic and included thrombocytopenia, anemia and neutropenia.  No grade 3 or 4 neurotoxicity or nephrotoxicity and no treatment-related deaths occurred.

Pivotal Phase 3 SPEAR Trial Underway

Based in part on the interim Phase 2 trial results, Poniard initiated the pivotal Phase 3 SPEAR  trial of intravenous picoplatin in SCLC.  On May 1, 2007, the Company announced treatment of the first patient in this international, multi-center, randomized, controlled trial.  The primary efficacy endpoint is overall survival; overall response rates, progression-free survival and disease control also are being evaluated.  The trial has a 2:1 randomization comparing the efficacy and safety of intravenous picoplatin plus best supportive care to best supportive care alone.  The Company expects to enroll approximately 400 patients in the trial, which is being conducted at clinical sites in Europe and India.

About Picoplatin

Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile.  It is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors.  Poniard received orphan drug designation from the FDA in November 2005 for picoplatin for the treatment of SCLC.  In addition to the ongoing Phase 3 trial of intravenous picoplatin in SCLC, the Company is also evaluating intravenous picoplatin in Phase 1/2 clinical trials in colorectal and hormone-refractory prostate cancers.  An oral formulation of picoplatin is being evaluated in a Phase 1 clinical trial.

About Small Cell Lung Cancer

SCLC is the most aggressive and deadly form of lung cancer and accounts for approximately 20 percent of all lung cancer cases.  The current two-year survival rate for patients with extensive SCLC is less than 10 percent with current management options.  The estimated incidence of lung cancer in the United States in 2006 was 174,500, according to the National Cancer Institute.  The estimated incidence in Europe in 2006 was 386,300, according to the International Agency for Research on Cancer.

SCLC is currently treated with platinum therapies, but many patients do not respond, and if they do respond, they typically relapse within a short time after treatment.  There is currently no FDA-approved therapy and no consistent and effective therapy for SCLC patients who have platinum-resistant or -refractory disease after treatment failure with first-line combination therapy with either cisplatin or carboplatin.  No new drugs have been approved by the FDA for the treatment of platinum-resistant or -refractory SCLC in nearly a decade.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  The Company’s lead drug product candidate is picoplatin, which is currently being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company is collaborating with The Scripps Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business objectives and strategic goals, drug development plans, and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of its proposed product; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and its Form 10-Q for the period ended March 31, 2007.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2007 Poniard Pharmaceuticals, Inc.  All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA  94080

206-286-2517

jrathbun@poniard.com

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Abstract #7722, Poster #EE3. Bentzion D, Lipatov O, Poliakov I, MacKintosh R, Eckardt J, Breitz H. A Phase 2 study of picoplatin as second-line therapy for patients with small cell lung cancer who have resistant or refractory disease or have relapsed within 180 days of completing first-line, platinum-containing chemotherapy. Presented at the 2007 American Society of Clinical Oncology Annual Meeting on Sunday, June 3, 8:00 a.m. to 12 p.m. Central time during the General Poster Session.